                                  EXHIBIT 10.2


  Agreement between Registrant and CIBA Vision Corporation dated July 10, 1997
                (with certain confidential information deleted).

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 240.24b-2. * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION.



                                    AGREEMENT

                                     Between
                           ISIS PHARMACEUTICALS, INC.
                                       and
                             CIBA VISION CORPORATION



                                                                   JULY 10, 1997

                                    AGREEMENT


                                TABLE OF CONTENTS

SECTION                                                                         PAGE NO.
-------                                                                         --------

1.    Definitions....................................................................2
2.    Grant of Rights................................................................7
3.    Product Development and Regulatory Approvals...................................9
4.    Payments......................................................................12
5.    Marketing.....................................................................14
6.    Supply........................................................................16
7.    Forecast/Orders/Invoices......................................................17
8.    Isis' Supply Price to CV......................................................19
9.    Quality ......................................................................24
10.   Release of Product............................................................28
11.   Labeling and Packaging........................................................29
12.   Second Source and Supply Failure..............................................29
13.   Manufacturing and Product Warranty............................................32
14.   Post-Marketing Regulatory Matters.............................................32
15.   Patents.......................................................................35
16.   Infringement of Patent Rights.................................................36
17.   Third Party Rights............................................................39
18.   Patent Term Extension.........................................................41
19.   License Agreements............................................................41
20.   Warranties....................................................................42
21.   Compliance with Law...........................................................43
22.   Indemnification...............................................................43
23.   Scientific Publications.......................................................45
24.   Proprietary Information and Announcements.....................................46
25.   Term and Termination..........................................................47
26.   Force Majeure.................................................................49
27.   Miscellaneous.................................................................50

                                    AGREEMENT



     THIS AGREEMENT made effective as of July 10, 1997, by and between Isis Pharmaceuticals, Inc., a Delaware corporation having its principal offices at 2292 Faraday Avenue, Carlsbad, California 92008 ("Isis") and CIBA Vision Corporation, a Delaware corporation having its principal offices at 11460 Johns Creek Parkway, Duluth, Georgia 30097 ("CV").

     WHEREAS, Isis is developing an ophthalmic product containing fomivirsen sodium, and has the rights to certain related compounds; and

     WHEREAS, CV desires to obtain, and Isis is willing to grant to CV, the exclusive worldwide right to market, sell and distribute such product and certain rights with respect to the related compounds, subject to and in accordance with the terms and conditions hereinafter set forth; and

     WHEREAS, CV desires to obtain a supply of such product from Isis.

     NOW THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties hereto agree as follows:

1.   Definitions

     The following terms as used in this Agreement will have the meanings set forth in this Section:

     1.1 "API" means the active pharmaceutical ingredient of the Product (as defined herein).

     1.2 "Affiliate" will mean any person or entity that directly or indirectly controls or is controlled by or is under common control of a party to this Agreement. For purposes of this Agreement, "control" will be presumed where, directly or indirectly, a person or entity owns at least 50% of the common stock or voting ownership interests of the entity in question. For purposes of this Agreement, any reference to a party or to any Affiliate of a party will also include its employees, officers, agents and consultants.

     1.3 "Agreement Period" will mean the period referred to in Section 25.1 hereof, and any mutually agreed upon extensions thereto.

     1.4  "Effective Date" will mean the date first above written.

     1.5 "European Approval" or "European Registration" will mean the approval of the Product (as hereinafter defined) for marketing by the European Commission

          ("EC"), or if the parties agree to seek approval through the mutual recognition process, then: (i) for purposes of Section 4 hereof, European Approval will mean approval by the Ministry of Health in Germany, France, or the UK; and (ii) for purposes of Section 3 hereof, European Approval will mean approval by the applicable governmental authority in Germany, France, the UK, Spain, Italy, the Netherlands and Portugal.

     1.6 "FDCA" will mean the Federal Food, Drug and Cosmetics Act and all regulations and rules promulgated thereunder.

     1.7 "FDA" will mean the United States Food and Drug Administration, and any successor entity thereto.

     1.8  "Fill Facility" will mean the pharmaceutical production facility of [
          * ] located in [ * ], or, if another production site is used, the facility where the API is processed into Product and filled into vials.

     1.9 "IND" will be the Investigational New Drug application, as defined by the FDCA, covering the Product.

     1.10 "GMPs" will mean current good manufacturing practices as defined from time to

                                               *CONFIDENTIAL TREATMENT REQUESTED
          time in regulations promulgated under the FDCA or any successor laws or regulations governing the manufacture of the Product.

     1.11 "Know-How" will mean any technology, formulae, trade secrets, technical data, pre-clinical and clinical data, and any other information or experience owned, controlled or possessed by Isis relating to, or useful in connection with, the development, manufacture, use or sale of the Product as well as any improvements or modifications to the Know-How developed by or for Isis during the Agreement Period.

     1.12 "Net Average Sales Price" or "NASP" will mean [ * ].

     1.13 "1984 Act" will mean the United States Drug Price Competition and Patent Term Restoration Act of 1984 (as amended), including 21 USC 355, 35 USC 155-156, 35 USC 271 and applicable regulations promulgated thereunder.

                                               *CONFIDENTIAL TREATMENT REQUESTED

     1.14 "Non-Commercial Product" will mean Product ordered by CV for use as samples, in clinical trials, and for compassionate use, for which Product CV does not receive any compensation.

     1.15 "Patents" will mean (i) United States Patent No. [ * ] and U.S. Patent No. [ * ]; (ii) any patents claiming priority to [ * ]; and (iii) any continuations, continuations-in-part, divisions, reexaminations, re-issues, extensions, or foreign equivalents of (i) or (ii) hereof, as of the Effective Date or arising during the Agreement Period. The foregoing definition is limited to claims of the Patents that read on the Product or on a method of using the Product.

     1.16 "NDA" will mean the New Drug Application, as defined by the FDCA, covering the Product.

     1.17 "Planned Indication" will be the indication for the Product for which FDA approval and European Approval is currently being sought, namely the treatment of "cytomegalovirus-related ("CMV") retinitis in patients with AIDS", without any proviso that the Product be used only after one or more other therapies have been utilized.

                                               *CONFIDENTIAL TREATMENT REQUESTED

     1.18 "Product" will mean any ophthalmic product containing fomivirsen sodium (formerly known as the compound ISIS 2922) as an API.

     1.19 "Project Team" will mean the Isis team responsible for overseeing the clinical development of the Product.

     1.20 "Specifications" will mean the master formula, test methods/protocols, and other data and requirements used to manufacture, test, measure stability and store the Product, copies of which Specifications are attached as Exhibit A and which may be amended from time to time by the parties in accordance with the terms of this Agreement, or as required by the FDA.

     1.21 "Territory" will mean all the countries in the world.

     1.22 "Third Party Distributors" will mean any person or entity with whom CV or a CV Affiliate contracts to be responsible, in place of CV or such Affiliate, for the registration, marketing, selling and distribution of the Product.

2.   Grant of Rights.

     2.1 Product Rights. Isis hereby grants to CV the exclusive worldwide right to market, sell and distribute the Product, and CV accepts such rights subject to the terms and conditions set forth herein.

     2.2 Patent License. Subject to the terms and conditions of this Agreement and during the Agreement Period, Isis hereby grants to CV a worldwide, royalty-free, exclusive license under the Patents to make, have made, use and sell the Product and practice the Know-How, but only insofar as necessary to allow CV to take advantage of the provisions of Sections 12 and 16 hereof (the "License"). This License does not include the right to sublicense, unless necessary for the foregoing purpose. For any country in which CV has transferred its rights to the Product to Isis pursuant to Section 5.4, this License will then revert to Isis for such country.

     2.3 Option for ISIS 13312. Isis hereby grants to CV an option to acquire an exclusive worldwide license to manufacture, have manufactured, use, distribute and sell ISIS 13312 on the following basic terms and conditions:

          (a)  The option must be exercised by [ * ], whichever

                                               *CONFIDENTIAL TREATMENT REQUESTED
               is later. Isis will have given CV access to all information related to such compound during the period between the execution of this Agreement and the completion of such initial clinical trial as may be reasonably necessary for CV to review in order to decide whether to exercise the option.

          (b) If CV elects to exercise the option, the parties will negotiate in good faith for a period of at least three months, if necessary, to conclude a definitive agreement which will include provisions, inter alia, for [ * ], but will not include [ * ], except that CV's share of such [ * ]. If the parties cannot reach a good-faith agreement based on the foregoing within three months, Isis will thereafter be entitled to negotiate and enter into such an agreement with a third party, but not on terms more favorable to the third party than those last offered to CV.

     2.4 Right of First Offer to Other Compounds. Isis hereby grants to CV a right of first offer to acquire the exclusive worldwide license (to the extent Isis has the right to grant such license) or right to manufacture, have manufactured, market, distribute and sell any antisense compound other than ISIS 13312 for the treatment of CMV retinitis, on terms to be negotiated in good faith by the parties. Isis will keep CV informed about the status of development of, and any significant information

                                               *CONFIDENTIAL TREATMENT REQUESTED
          relating to, such related compounds. CV may notify Isis of its interest in acquiring rights to any of such compounds by written notice within ninety (90) days after written notice by Isis that such compound has been identified by Isis for development and for the initiation of pre-IND toxicology studies. The parties will thereafter negotiate in good faith for a period of at least three months, if necessary, to conclude a definitive exclusive distribution or license agreement with respect to such compound. If the parties cannot reach a good-faith agreement within three months, Isis will thereafter be entitled to negotiate and enter into such an agreement with a third party, but not on terms more favorable to the third party than those last offered by CV.

3.   Product Development and Regulatory Approvals

     3.1 U.S. and Europe. Isis will diligently pursue completion of the clinical development of the Product for the Planned Indication, including obtaining FDA approval of the NDA and European Approval. Isis will bear the cost of all studies and user fees required to obtain such approvals, including any studies required to be performed post-approval by the applicable regulatory agency as a condition of initial approval, and including the cost of fulfilling any obligations to provide post-study drugs to study participants; provided that, if mutual recognition approval is sought in Europe, Isis' financial responsibility with respect to filing and user fees will be limited to the cost of a central EC filing at the time of submission in the first country. Clinical studies will be conducted in accordance with the protocols therefor and all applicable rules and regulations. CV will be kept informed of the status of the development, and will be invited to participate in all Project Team meetings. Isis will provide CV with all information concerning communications with the FDA or the relevant European regulatory agency, including, but not limited to, copies of correspondence, minutes of meetings, and teleconference reports. Isis will invite CV to participate in all meetings with the FDA and the European Regulatory authorities. While Isis will bear the primary responsibility for preparing and making the submissions for regulatory approvals in the United States and Europe, CV will (i) provide input into the regulatory strategy and (ii) will review drafts of all regulatory submissions as such drafts are prepared. Specifically, CV will have two weeks from receipt of a draft submission section to comment thereon, except that ,with respect to the clinical trials section, CV agrees to review the draft of such section on-site at Isis' facility simultaneously with Isis' review thereof. The parties will endeavor to come to mutual agreement on the final submission. If Isis and CV are unable to reach agreement, Isis will make the final determination with respect to any such issues. In the event the parties agree that it is desirable or required that the application for European Approval be submitted and held in CV's name, the parties will cooperate to do so.

     3.2 Registration Outside U.S. and Europe. CV will make commercially reasonable efforts, at its expense, to obtain regulatory approval to market the Product in jurisdictions other than the United States and Europe. Isis will reasonably cooperate and provide CV with all Know-How, copies of regulatory submissions, and other information necessary to assist CV in obtaining such approval; provided, any additional studies required will be conducted at CV's expense. CV will reimburse Isis for any out-of-pocket expenses related to Isis' assistance in obtaining such regulatory approvals.

     3.3 Phase IV Studies and Supplemental Indications. CV will be responsible for conducting and bearing the cost of any studies or filings following regulatory approval in the United States and Europe for the Product for the Planned Indication, except for studies required to be performed post-approval in order to obtain the initial approval. In addition, CV will be responsible for the conduct and cost of additional studies required to support expanded labeling outside the indication or dosage administration instructions in the initial approved prescribing information. Isis will assist CV as reasonably requested in performing such studies, and CV will pay Isis' out-of-pocket expenses for such assistance. CV will be responsible for the cost of any change in presentation or packaging of the Product.

     3.4 Site Approval. As part of obtaining regulatory approval to market the Product in the U.S. and in Europe, Isis will simultaneously be responsible for obtaining approval of its facility and the Fill Facility for the production of the Product for marketing. CV will have the option, but not the obligation, to participate in such site approval process at CV's expense.

     3.5 Launch Promotional Materials. CV will consult with Isis during CV's preparation of the launch promotional materials for the Product. CV will make the final determination as to any issues regarding such materials. Six weeks prior to the anticipated FDA approval of the registration of the Product, Isis will submit such materials to the FDA for approval. CV will have provided such materials to Isis at least two weeks prior to such FDA submission.

     3.6 Transfer of Registrations. Within ten (10) days of obtaining U.S. and/or European Approval, Isis will request transfer of such registrations to CV including the IND and its European equivalents (unless, with respect to Europe, the registrations were submitted in CV's name). After transfer, CV will be responsible, and will bear the cost of, maintaining the registrations for the Product in the U.S. and Europe during the Agreement Period in compliance with all applicable laws, rules and regulations.

4.   Payments

     4.1 Payments. In consideration of the rights granted in Section 2 hereof, CV will pay Isis:

          (a) Within ten (10) days of signing this Agreement, a non-refundable payment of [ * ] in consideration of the patent license granted in Section 2.2 and the Option for a license granted in Section
               2.3 hereof (all "dollars" in this Agreement are U.S. dollars).

          (b)  [ * ] within ten (10) days of [ * ].

          (c)  [ * ] within ten (10) days of [ * ].

          (d)  [ * ] within ten (10) days of [ * ].

     4.2  Termination Option.

          (a) In the event Isis has not obtained such approval of the NDA in the United States by at least [ * ], then CV may, at its option, terminate the Agreement by giving written notice to Isis no later than [ * ]. In the event of such termination: (i) Isis will repay to CV [ * ]; (ii) Isis will refund to CV any payments CV has made to Isis for Product ordered; and (iii) CV will return to Isis any inventory of Product which it has at the time of termination.

                                               *CONFIDENTIAL TREATMENT REQUESTED

          (b) If European Approval is not obtained by [ * ], then CV may, at its option terminate the Agreement with respect to Europe by giving written notice to Isis no later than [ * ]. In the event of such termination, Isis will refund any payments CV has made to Isis for Product ordered for Europe, unless such Product is reasonably saleable elsewhere, and CV will return to Isis any such Product which it has at the time of termination.

          (c) If the Agreement terminates pursuant to Section 4.2(a), then all of CV's rights under this Agreement will revert to Isis pursuant to Section 25.6 hereof. If the Agreement terminates with respect to Europe pursuant to Section 4.2(b), then CV's rights under this Agreement for Europe will revert to Isis pursuant to Section 25.6 hereof.

5.   Marketing

     5.1 CV Responsibilities. CV and its Affiliates will use commercially reasonable efforts to market, distribute and sell the Product worldwide, provided that, on a country-by-country basis, the Product has been granted a commercially reasonable regulatory approval (i.e., reasonable labeling or reasonable price in jurisdictions where price is set by regulatory authority). CV will provide Isis with a copy of its

                                               *CONFIDENTIAL TREATMENT REQUESTED
          proposed marketing plans for the Product. Isis will be entitled to provide input to the marketing plans and the parties will endeavor to reach mutual agreement on such plans. If CV and Isis are unable to reach agreement, CV will make the final determination with respect to any marketing plan issues.

     5.2 Compliance with Marketing Regulations. CV will comply with all applicable laws, rules and regulations with respect to its promotion of the Product. CV will provide Isis with post-launch promotional materials containing substantially new material for Isis' review and comment prior to finalizing such materials. CV will provide Isis with copies of all other promotional materials for the Product in North America and Europe. CV will also insure that any and all Third Party Distributors in North America and Europe comply with the material provisions of this Agreement, as well as with all applicable laws, rules and regulations with respect to the promotion of the Product, including but not limited to all applicable import/export laws and the U.S. Foreign Corrupt Practices Act. CV will also insure that all Third Party Distributors in North America and Europe have implemented a sales tracking system which could be relied upon in the unlikely event of a Product recall or need for patient notification.

     5.3 Trademarks. The Product will be marketed by CV under a trademark chosen, owned and maintained by CV (the "Trademark"); provided such Trademark will be one to which Isis has no reasonable objection. If Isis has already registered a trademark for the Product, or has submitted a trademark for the Product to the FDA, Isis will assign such trademark to CV at CV's request.

     5.4 Return of Rights. For any country in which CV, an Affiliate or Third Party Distributor: (i) fails to use commercially reasonable efforts to obtain regulatory approval; (ii) ceases to market the Product; (iii) fails to commercially reasonably market the Product where it has obtained a commercially reasonable regulatory approval; or (iv) substantially fails to market the Product in accordance with a commercially reasonable marketing plan, and the events in (i), (ii)
          (iii) and (iv) continue for a period of eighteen months if such events are due to a force majeure, then for such countries, CV will transfer the rights granted to it in Section 2 hereof and any applicable Product registration, filing and Know-How to Isis, and the parties will negotiate in good faith with respect to the transfer of the Trademark in such country.

6.   Supply

     6.1 During the Agreement Period, Isis will manufacture, or have manufactured, and supply to CV, subject to the terms and conditions hereinafter set forth, such amounts of bulk filled vials of the Product as CV may order, including performing the stability and release testing of the Product. (CV will be responsible for the labeling and packaging of the Product.) CV will be required to purchase its requirements of the Product from Isis during the Agreement Period, so long as Isis is able to supply such Product to CV in compliance with the terms and conditions set forth herein.

7.   Forecasts/Orders/Invoices

     7.1 API. Isis will manufacture and test the API for the Product in accordance with the Specifications therefor and all applicable laws, rules and regulations, including current GMPs. Isis will maintain an inventory of API equal to the greater of 0.25 kg or the amount necessary to supply the next nine months of forecasted Product sales as set forth in the rolling forecast submitted to Isis pursuant to
          Section 7.2 hereof.

     7.2 Rolling Forecast. Beginning in January, 1998, on or before the tenth day of each month during the Agreement Period, CV will provide Isis, with a copy to the Fill Facility, with a written eighteen month rolling forecast of the quantities of Product which CV expects to purchase during each of the next eighteen months. The forecast will be non-binding and for planning purposes only.

     7.3 Purchase Orders. For deliveries to be made in 1998 and 1999, CV will provide Isis with purchase orders ("PO") at least nine (9) months in advance of the delivery date set forth on the PO. Thereafter, orders will be placed six (6) months in advance of their requested delivery date. Orders will be for [ * ]; provided CV may, at its option, order [ * ] at an additional cost of [ * ] for the first two [ * ], and an additional [ * ] for any further [ * ]. Orders of [ * ] will be placed no more than twice in one calendar year. If demand exceeds expectations, Isis will make reasonable commercial efforts to supply additional Product within shorter lead times. All POs will set forth the quantity and delivery date. Within ten (10) days of receipt of a PO, Isis will return an acknowledgment copy of the PO either confirming the PO or stating any mutually agreed-upon changes to the PO.

     7.4 Payment. For orders placed during 1997, 1998 and 1999, Isis will invoice CV for [ * ] upon acknowledging the order pursuant to Section
          7.3 hereof. The remaining [ * ], will be invoiced simultaneously with such release. After January 1, 2000, CV will pay [ * ] upon placing the order, and the remaining [ * ], similarly adjusted, upon release thereof. Payment of undisputed invoiced amounts will be made within thirty (30) days of the date of the invoice.

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                                       38

     7.5 Launch Inventory. In the event CV obtains inventory in anticipation of a launch and such launch is delayed through no fault of CV, CV may return to Isis, for a full credit, any unsold units of such inventory when such units' shelf life has been reduced to eight (8) months.

8.   Isis' Supply Price to CV

     8.1  Definitions. As used in this Section:

          (a) The "Supply Price" will mean Isis' price to CV for the Product, except for Non-Commercial Product, [ * ]. The Supply Price for a particular order will be [ * ].

          (b) A "Delay" will be any time period equal to or exceeding one month in length, determined in rolling one-month intervals starting with the first full calendar month of delay.

          (c) "FDA Delay" will mean a Delay in the approval of the Product past [ * ], but will not include a Delay caused by an Isis Delay.

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                                       39

          (d) "Isis Delay" will mean: (i) Isis' failure to file a complete NDA acceptable for filing by [ * ]; (ii) Isis' failure to timely respond to FDA inquiries and requests; or failure to supply Product for Launch in accordance with the terms of this Agreement, in the absence of a Force Majeure.

          (e)  "CV Delay" will mean CV's failure to Launch the Product within [
               * ] in the absence of any Isis Delay or Force Majeure.

          (f) "Launch" will mean the date on which CV makes its first shipment of Product to a third party customer.

     8.2  Supply Price. The Supply Price for the [ * ] except as follows:

          (a) If FDA approval occurs [ * ] due to an FDA Delay, then for each month of such FDA Delay, there will be a corresponding [ * ] during the last of the [ * ] during which the Supply Price will be [ * ] instead of [ * ] (for example, a two-month FDA Delay would result in the Supply Price being [ * ] for [ * ] after the launch, and [ * ] for the next two months.)

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                                       40

          (b) If there is an FDA Delay and also a CV Delay, then for each month of CV Delay, one month which would have been a [ * ] will be a [
               * ].

          (c) If FDA approval occurs after [ * ], or Launch occurs after [ * ] due to an Isis Delay, then for each month of such Isis Delay, one month which would have been a [ * ] month will be a [ * ] month (for example, if there is an Isis Delay for one month, there will be [ * ] and [ * ]. If there is an FDA Delay of one month and Isis Delay of one month, then there will be [ * ], [ * ] and [ * ].

          (d)  [ * ].

     8.3 Subsequent Price. For [ * ] after the expiration of the [ * ], with the adjustments in Section 8.2 above, the Supply Price will be [ * ] . Thereafter, the Supply Price will be [ * ].

     8.4 Non-Commercial Product. Isis will provide CV, at its request as specified on purchase orders, with [ * ] units of Non-Commercial Product free of charge. The Supply Price for additional units of Non-Commercial Product will be [ * ].

                                               *CONFIDENTIAL TREATMENT REQUESTED

     8.5  Annual Adjustment.

          (a) For purposes of calculating the Supply Price to be paid for the initial order, CV will reasonably estimate its likely NASP for the Launch of the Product no later than ten (10) months prior to the expected Launch of the Product. Such estimate of the NASP shall be used for purposes of calculating payments due for Product until the end of the calendar year during which the Product is launched, subject to adjustment after the end of such year. Within forty-five (45) days of the end of such year and each calendar year thereafter, CV will prepare an accounting of:
               (i) the actual Supply Price for the Product based on the actual NASP during such year; (ii) the number of units used as Non-Commercial Product during such year; and (iii) the number of unsaleable units returned from customers during such year. CV will forward such accounting to Isis together with: (i) an additional payment if the initial Supply Price was less than such actual Supply Price or an invoice to Isis if the initial Supply Price was greater than the actual Supply Price; and (ii) an invoice for the difference between [ * ] and the actual Supply Price for such year times the number of Non-Commercial units used during such year in excess of such units which were provided to CV free of charge pursuant to Section 8.4 hereof. Payment will be made in U.S. dollars. At the same time, Isis will grant CV a credit

                                               *CONFIDENTIAL TREATMENT REQUESTED
               for the unsaleable returns, to be applied to CV's next order, for up to one per cent of the total units sold during such year. The credit for each unit shall be equal to the actual Supply Price for such year less [ * ]. For each calendar year after the first year during which Product is sold, the Supply Price for the Product will be the actual Supply Price for the preceding calendar year, subject to adjustment on the same basis as the first initial Supply Price was adjusted under this Section 8.5.

     8.6 Audits. CV will permit Isis, at Isis' expense, to have its books and records reflecting its calculation of: (i) the NASP for the Product;
          (ii) the number of units used as Non-Commercial Product; and (iii) unsaleable returns, examined by an independent certified public accountant retained by Isis and reasonably acceptable to CV during regular business hours, on reasonable advance notice. Such independent accountant will keep confidential any information obtained during such examination and will report to Isis only its opinion as to whether and by how much the NASP was miscalculated. If thereafter CV and Isis cannot agree on the appropriate NASP, they will retain a second independent public accountant whose decision will be binding upon both parties. If CV's reported actual payments due Isis for the year ("Reported Payments") were incorrect by more than seven (7%), then CV will bear the expense of such second audit, if CV's Reported Payments were incorrect by less than two (2%) per cent, Isis will bear the expenses of such second audit, otherwise the parties will share such audit expenses equally.

                                               *CONFIDENTIAL TREATMENT REQUESTED



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
9.   Quality

     9.1 Compliance. The Product will be manufactured and tested by or for Isis in compliance with the NDA and foreign approvals, Specifications therefor, and all applicable federal, foreign, state and local laws, rules and regulations.

     9.2 Testing. For each batch of Product manufactured, retention and stability samples will be drawn as required by the NDA and applicable laws and regulations. Isis will conduct, or have conducted, such other quality assurance tests and functions as may be required by the Specifications or applicable laws or regulations. Isis will retain, or will cause the Fill Facility to retain, all batch records for a period of one year after the expiration date of the applicable batch. CV will have access to all production and testing records related to the Product after release or rejection by Isis, including copies thereof, and any lot samples within seventy-two (72) hours of its request therefor. Isis will notify CV immediately of any media or sterility failures or problems related to the Product. Isis will provide CV with copies of annual stability data, stability reports and interim stability data. CV reserves the right to inspect and test any and all Product and batch records for Product shipped to CV hereunder. If CV rejects Product based on CV's own testing or inspection and the parties cannot agree on the disposition of such Product, they will retain a mutually agreeable third party to test such Product and will share the cost therefor. The decision of such party will be binding.



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
     9.3 Inspections. CV and its authorized representatives will have the right to inspect the production and quality assurance facilities where the API and the Product are produced, as well as the records related to such production, during normal business hours with reasonable advance notice. Isis will promptly notify CV of any governmental inspection of the facility, and, if possible, permit CV representatives to be present at the inspection, and will provide CV with copies of any FDA 483 or any similar reports related to the Product, the Fill Facility or the Isis facility where the active ingredient is produced.

     9.4 Production Problems. Isis will promptly notify CV of any problems or unusual production situations which have the potential to adversely affect the production of the Product or its timely delivery to CV and will allow CV to participate in the resolution of any such problem or production situation.

     9.5  Changes to Manufacturing Process and Specifications. As used in this
          Section 9.5, "Product Process" will mean the manufacturing process by which the API is made into finished Product and filled into vials, and "API Process" will mean the manufacturing process for producing bulk API. Either party may request changes to the manufacturing process or to the Specifications.

          (a) Before Approval. Prior to FDA approval, Isis will not make any substantive changes to the Product Process or to Specifications until CV has had five business days from receipt of notification in writing thereof from Isis to object to such change. If CV fails to respond within such time period, CV will be deemed to have acquiesced to such change and Isis may proceed with the implementation of such change. In the event that CV does timely object to the change and the parties cannot reach mutual agreement, Isis will make the final determination as to such change. Non-substantive changes to the Specifications or to the Product Process, and changes to the API Process, may be implemented by Isis upon sending written notice to CV.

          (b) After Approval. After FDA approval, no substantive change to the Product Process or to the Specifications will be implemented by either party, whether requested by a party or requested or required by a governmental agency until the other party has had at least five business days from notice of such proposed change to object to the change or state that it believes prior FDA approval is required. If such party fails to respond within such time period, it will be deemed to have acquiesced to the change without FDA prior approval and the party responsible for the implementation of such change may proceed with such implementation. CV shall make the final determination after discussion by the parties, as to whether to go forward with any such change and as to whether to seek prior FDA approval. With respect to substantive changes to the API Process, Isis will give CV at least five business days prior written notice of such change so that CV can make a determination, after consultation with Isis, as to whether prior FDA approval should be sought for such change. Isis will make the final determination as to whether or not to make any change in the API Process itself. Non-substantive changes to the Product Process, the API Process or to Specifications may be implemented by either party (where applicable) upon sending written notice of such change to the other party.

     9.6 Costs of Changes. The cost associated with any changes made to the manufacturing process or the Specifications which are requested by Isis or required by any governmental agency in the U.S. or Europe will be borne by Isis. With respect to changes required by any governmental agency outside of the U.S. and Europe, the parties will mutually agree on how to respond to such requirement and on the allocation of the cost thereof. The costs associated with any change to the Specifications which are requested by CV will be borne by CV.

     9.7 FDA Prior Approval. In the event Isis treats as non-substantive a change for which CV should have obtained FDA prior approval, and CV suffers damages or costs arising therefrom, Isis will indemnify CV for such losses and costs. In the event CV decides not to seek FDA prior approval for a change, and the FDA later disagrees with that decision, CV will indemnify Isis from any damages or costs Isis sustains arising therefrom.

     9.8 Alternative Fill Facility. In the event the parties agree to utilize a Fill Facility other than [ * ], the parties will share equally the cost and the benefits of moving to such new Fill Facility.

10.  Release of Product

     10.1 Upon determination by Isis that the Product meets the Specifications therefor, Isis will notify CV by facsimile that Product is ready for release, along with a Certificate of Analysis and the Certificate of Release. Any objections by CV to the release of Product will be made within three (3) business days of receipt of the certificate of analysis and certificate of release, unless CV decides to test or inspect the batch records for such Product, in which case CV will make any objections within two (2) business days of receiving copies of the batch records or the results of the tests. If Isis disagrees with CV, the issue will be resolved by a third party in the same manner as set forth in Section 9.2 hereof.

                                               *CONFIDENTIAL TREATMENT REQUESTED



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
11.  Labeling and Packaging

     11.1 Artwork Approval. CV will supply Isis with the artwork for the initial labeling and packaging of the Product in sufficient time to allow Isis to have ten (10) business days to review and comment on the artwork prior to its submission to the FDA. Isis will submit the initial labeling and packaging to the FDA and other governmental agencies, as necessary, for approval. All necessary translations of the labeling and packaging will be the sole responsibility of CV.

     11.2 Changes. The parties will cooperate and consult with each other with respect to any future labeling or packaging changes whether requested by one of the parties or by the FDA, but, as between the parties, CV will have the final responsibility for the decisions with respect to labeling and packaging. CV will bear the cost of any such changes, except that Isis will bear the cost of changes requested by Isis.

12.  Second Source and Supply Failure

     12.1 Optional Second Source. Upon mutual agreement, the parties will cooperate to qualify a second source to produce the API (if possible) and the finished Product, and will share equally the costs and benefits thereof. If Isis does not agree to qualify a second source, then CV may do so at its own expense and Isis will provide CV with all manufacturing processes and Know-How with respect to production of the Product.

     12.2 Lost Profits Credit. In the event the Product is on backorder (CV cannot fill customers' orders) for a period of at least two months due to Isis' failure to supply Product in accordance with Section 7 hereof for reasons other than a Force Majeure, and provided CV had maintained at least three months' inventory prior to such supply failure, CV will be entitled to a credit for lost profits for such unfilled orders, which credit will be applied against future orders.

     12.3 Supply Failure/Second Source.

          (a) Intentional Failure. In the event Isis, or any successor to Isis, intentionally ceases to supply API or Product in breach of this Agreement, Isis will: (i) transfer its reserves of active ingredient to CV; (ii) acknowledge CV's license to the Patents and Know-How granted under Section 2.2 hereof; and (iii) assist CV in obtaining an NIH license required for the production of the API, all at Isis' cost, in order that CV will be able to qualify a second source for the production of the API and/or the Product. Thereafter, CV shall pay to Isis a royalty equal to the amount [
               * ], or Isis will pay CV the amount [ * ]; provided CV has

                                               *CONFIDENTIAL TREATMENT REQUESTED
               made reasonable commercial efforts to obtain a competitive third party supply price. Isis will be responsible for the costs of qualifying such second source or sources.

          (b) Unintentional Failure. In the event Isis ceases to supply API or Product by reason of its own negligence or a Force Majeure, Isis and CV will share the costs and benefits of qualifying a second source, and Isis will continue to supply Product to CV pursuant to this Agreement.

     12.4 Supply Failure/Second Source Not Available.

          (a) Intentional Failure. In the event Isis intentionally ceases to supply the Product and the parties are unable, after good faith efforts, to secure a source for the Product within eighteen (18) months after such supply failure, then CV may terminate this Agreement and Isis will refund the payments made under Sections 4(b) through (d) less the amount of net profits, calculated in accordance with CV's standard accounting practices, earned by CV up to the time that CV is unable to obtain Product from Isis (the "Break-Even Amount").

          (b) Unintentional Failure. If no second source can be secured after good faith efforts in such eighteen (18) months, and the failure to supply is due to a Force Majeure or Isis' negligence, or the Product is withdrawn from the market through no fault of Isis, then CV may terminate this Agreement and Isis will refund one-half the Break-Even Amount to CV.

          (c) Termination. In the event of termination under this Section 12.4, CV will transfer all Product registrations to Isis, and the rights granted to CV under this Agreement will revert to Isis.

13.  Manufacturing and Product Warranty

     13.1 With respect to Product supplied to CV hereunder, Isis hereby warrants that the Product: (i) will have been manufactured in accordance and will be in compliance with the Specifications therefor and with all applicable requirements of the FDCA, similar foreign laws and regulations promulgated thereunder including, but not limited to, current GMPs, continuing compliance with stability requirements and any other applicable federal, foreign, state or local laws, rules or regulations; (ii) will not be adulterated or misbranded within the meaning of the FDCA or any applicable similar state, foreign or local laws in which the definition of adulteration or misbranding is substantially the same as in the FDCA; and (iii) will have at least twenty-one (21) months shelf-life remaining.

14.  Post-Marketing Regulatory Matters

     14.1 Maintenance of Registrations. Isis will maintain the Product's registrations until such registrations are officially held by CV. Thereafter, CV will be responsible for maintaining such registrations.

     14.2 Adverse Drug Reactions. ("ADRs"). CV will be responsible for the timely completion and submission of all ADR reports to the FDA and for communications with all ADR complainants. Isis will summarize and forward to CV any adverse reaction reports ("ADR") received by Isis within five (5) business days of receipt; provided Isis will forward any such complaints which involve death or life-threatening incidents to CV within twenty-four (24) hours of receipt. CV will investigate all ADRs; provided, Isis will be responsible for all analytical testing of Product required by the investigation.

     14.3 Technical Complaints. Physical or technical complaints relating to the Product which are received by CV or Isis will be investigated by Isis. CV will forward any Product sample to Isis for testing. Isis will promptly inform CV of any such test results. CV will be responsible for communicating with all such complainants and for all FDA notification and contact with respect to such complaints, but will keep Isis informed of such FDA contacts.

     14.4 Field Alerts. The parties will exchange any information received by either party which may meet Field Alert Report criteria (21 CFR 314.81b1). Wherever possible the parties will discuss the necessity of filing a field alert report and collaborate in the submission thereof. CV will forward a copy of any such report to Isis and the parties will continue to discuss follow-up action on such field alert report after submission.

     14.5 Product Recalls. The parties will immediately contact each other in the event that either party has any reason to believe that a recall of Product may be necessary. CV will, in consultation with Isis, resolve any issues with respect to the recall of any such Product including without limitation, the necessity of declaring the recall, the manner in which the recall should be conducted and the duration of the recall. Isis and CV will cooperate fully with respect to any such recall.

     14.6 Other Information. Isis will cooperate and provide timely information to CV in order for CV to comply with any other regulatory requirements. With respect to annual reports, Isis will provide the required information to CV by the anniversary date of FDA approval each year.

     14.7 Information Exchange. All information exchanged by the parties under this Section 14 will be forwarded to:


               For CV in U.S.:     Lawrence D. Mandt
                                   Director, Regulatory & Medical Affairs
                                   CIBA Vision Corporation
                                   11460 Johns Creek Parkway
                                   Duluth, Georgia  30155


               For CV in Europe and rest of world:
                                   Richard Bergstrom
                                   Head, Central Drug Regulatory Affairs
                                   CIBA Vision, A.G. Hettlingen
                                   10 Grenstrasse
                                   Buelach, SWITZERLAND

               For Isis:           Mark W. Lotz
                                   Executive Director, Regulatory Affairs
                                   Isis Pharmaceuticals, Inc.
                                   2292 Faraday Avenue
                                   Carlsbad, California 92008

15.  Patents

     15.1 Prosecution and Maintenance.

          (a) Isis will undertake, diligently pursue, and bear all costs of the prosecution and maintenance of U.S. Patent No. [ * ] and the foreign equivalents thereof in the countries listed on Exhibit B hereto, and U.S. Patent No. [ * ] in the U.S. Isis will keep CV fully and timely informed with respect to the course and conduct of patent application prosecution matters related to such Patents. CV will have the right but not the obligation to consult with Isis regarding such prosecution.

          (b) With respect to all Patents other than the U.S. Patents and the foreign equivalents [ * ] referred to in 15.1 (a) above, Isis will not terminate prosecution or maintenance of any Patent or claim which reads on the Product, or on a method of using the Product, without first giving CV forty-five (45) days prior written notice of its intention to do so. If CV

                                               *CONFIDENTIAL TREATMENT REQUESTED



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
               does not wish Isis to terminate such Patent or claim, Isis will, at its option, transfer and assign such Patent or Patent application to CV, or allow CV to reimburse Isis for the cost of the further prosecution and maintenance of such Patent or Patent application.

     15.2 Additional Filings. CV will have the right to request that Isis file, prosecute and maintain patents in jurisdictions other than those listed on Exhibit B. Upon CV's request, Isis will file, prosecute, and maintain such patents provided CV will be consulted with respect to the preparation and filing of such patents and will share the expenses therefor with CV paying [ * ] and Isis paying [ * ]. As used in this subsection, expenses will include outside consultant fees (i.e., legal) translation fees, and filing fees but will not include the internal costs of Isis or CV. Each party will bear its own internal costs with respect to the filing of the patents in such additional jurisdictions.

16.  Infringement of Patent Rights

     16.1 Notification. If either party will become aware of any infringement or threatened infringement of any Patents, including that contained in a notice provided under the 1984 Act by a party filing an ANDA or Paper NDA for this Product, or an equivalent action in any other country, then the party having such knowledge will

                                               *CONFIDENTIAL TREATMENT REQUESTED



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
          give notice to the other within ten (10) days of becoming aware of such infringement or threatened infringement.

     16.2 Action by Isis. Isis will have the right, but not the obligation, to take such action as it deems appropriate, whether by action, suit, proceeding or otherwise, at its own expense to prevent or eliminate the infringement of the Patents by others in the countries listed on Exhibit B and to collect damages. CV agrees to cooperate with Isis in any reasonable manner including, but not limited to, being named as a co-plaintiff in an action brought by Isis. Isis agrees to pay all reasonable out-of-pocket expense incurred by CV in the prosecution of any such action, suit or proceeding for infringement.

     16.3 Action by CV. In the event that Isis does not take action for patent infringement to prevent or eliminate the infringement of Patents within one hundred twenty (120) days of receipt of notice of the infringement or threatened infringement thereof (or within thirty (30) days in the event such infringement is by Notice Under the 1984 Act), then within said one hundred twenty (120) days (or within said thirty
          (30) days if such infringement is under the 1984 Act) CV may, at its option, give notice to Isis that unless Isis undertakes such action, CV will commence an action to terminate such infringement. If Isis fails to take such action within said one hundred twenty (120) days (or said thirty (30) days in the event such infringement is by Notice Under the 1984 Act) then Isis will grant CV an exclusive license to the applicable Patents so that CV will be able to take such action as it deems appropriate against any infringer of same. Such action by CV may be undertaken in the name of Isis, if necessary, and Isis agrees to cooperate with CV, and execute any necessary documents relating to such action.

     16.4 Apportionment of Damages and Expenses. Any damages recovered by the party bringing the action for patent infringement will be used first to compensate that party for its out-of-pocket expenses in the prosecution of any such action, suit or proceeding for infringement. Any remaining damages recovered by that party will be apportioned between CV and Isis in proportion to the damage incurred by each party as a result of the infringement [ * ]. With respect to an action brought under the 1984 Act, the parties will share the expenses equally, except that if CV brings such an action after Isis has declined to do so, and CV loses such action, CV will bear [ * ] of the expenses and Isis will bear [ * ].

     16.5 Invalidity. In the event the claims reading on the Product contained in the Patents are declared invalid or unenforceable by a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction such that patent protection in the U.S. or Europe is thereby vitiated and a competitive product enters the market, the applicable Supply Price of the Product set forth in
          Section 8 hereof shall be reduced as follows:

                                               *CONFIDENTIAL TREATMENT REQUESTED

          (a) If patent protection in both the U.S. and Europe is vitiated within the first seven years after Launch (as defined in Section
               8) of the Product, the Supply Price shall be reduced by [ * ] until the end of the third year after Launch, by [ * ] for the fourth and fifth year and by [ * ] for the sixth and seventh year. Thereafter, there will be no Supply Price reduction under this Section 16.5.

          (b) If patent protection is vitiated only in the U.S., then the provisions of subsection (a) above will apply except that the Supply Price reduction will be [ * ].

          (c) If patent protection is vitiated only in Europe, then the provisions of subsection (a) above will apply except that the Supply Price reduction will be [ * ].

17.  Third Party Rights

     17.1 Notification. If either party will become aware of any action, or suit, or threat of action or suit, by a third party alleging that the manufacture, use or sale or offer for sale of the Product or the practice of Know-How infringes a patent, or violates any other proprietary rights of any third party, the party aware will promptly notify the other party of the same and fully disclose the basis therefor.

                                               *CONFIDENTIAL TREATMENT REQUESTED

     17.2 Isis Obligations. Isis agrees to use diligent efforts to defend any such action. Isis agrees to cooperate and consult with CV during the course of such defense and to keep CV fully informed with respect to all significant aspects of such action. CV agrees to assist Isis by providing information in the possession and control of CV and to provide such fact witnesses as may be reasonably necessary to such defense.

     17.3 Third Party License. If, by the terms of any settlement or if by a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction, CV is required to obtain a license from a third party in order to market, sell and distribute Product (hereinafter "Third Party License") and/or to compensate or pay damages to such third party and/or pay royalties under such a license, then, (i) in the US and Europe, Isis will pay all such damages or royalties, and (ii) in the rest of the world, the parties will share [
          * ] the payment of such damages or royalties in the country to which such settlement, judgment, decree or decision directly relates, so long as the reason for such settlement, etc. does not arise from (i) CV's failure to appropriately acquire regulatory approval in such jurisdiction or from (ii) any other action or inaction on the part of CV, its Affiliates or Third Party Distributor in such jurisdiction.

     17.4 Injunction. If, by the terms of any settlement or of a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction, CV is enjoined

                                               *CONFIDENTIAL TREATMENT REQUESTED
          entirely from selling the Product in the U.S. and Europe, Isis will immediately reimburse CV for one-half of the amounts paid to Isis under Section 4 hereof, less net profits already earned by CV from sales of the Product. In addition, Isis will indemnify CV for any direct or consequential damages and costs that are payable as the result of any such settlement or judgment.

18.  Patent Term Extension

     18.1 Within sixty (60) days after approval of an NDA for the Product, and at CV's request, Isis will file and prosecute, at its own cost and expense, an application for an extension of the Patent. Isis will also file any similar applications in Europe. CV will also list the appropriate Patents in the "Orange Book".

19.  License Agreements

     19.1 Isis will maintain its license from [ * ] for so long as such license is required to manufacture, use or sell the Product. Isis will maintain its license agreement with [ * ] so long as such license is required to manufacture, use or sell the Product. Isis will be responsible for paying all royalties owed to [ * ] or any other third party in connection with the manufacture, use or sale of the Product.

                                               *CONFIDENTIAL TREATMENT REQUESTED



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
20.  Warranties

     20.1 Isis Warranties. In addition to the Warranty set forth in Section 13 hereof, Isis warrants and represents that: (a) it is the owner of the Patents and Know-How and has the right to grant the rights granted to CV under Section 2 hereof free and clear of any encumbrance; (b) it has not assigned or conveyed any interest in the Patents or Know-How which may be inconsistent with the rights granted to CV hereunder; (c) to the best of its knowledge and after a diligent search, the practice of the Patents and Know-How in the United States and Europe does not infringe any rights of third parties; (d) it is not aware of any third party infringing the Patents in the Territory; (e) it has prosecuted all patent applications within the Patents in good faith and has no reason to believe any patent included in the Patents would be invalid or would be held to be unenforceable by a court of competent jurisdiction; and (f) it is a corporation duly incorporated and in good standing in its state of incorporation and has all requisite power to enter into and perform this Agreement, and, upon execution by the parties hereto, this Agreement will constitute a valid and legally-binding obligation of Isis enforceable in accordance with its terms.

     20.2 CV Warranties. CV warrants and represents that it is a corporation duly incorporated and in good standing in its state of incorporation and has all requisite power to enter into and perform this Agreement, and, upon execution by the parties hereto, this Agreement will constitute a valid and legally binding obligation of CV, enforceable in accordance with its terms.

21.  Compliance with Law

     The parties, their Affiliates, and Third Party Distributors will at all times comply with any and all applicable federal, foreign, state and local laws and regulations with respect to their obligations and activities under this Agreement. In the event a governmental agency forces the cessation of the manufacture or distribution of the Product due to any actual or alleged violation or acts of non-compliance with laws or regulations by Isis, Isis will use its best efforts to resume operations as soon as possible. It is expressly understood that such governmental action will not be considered an event of force majeure under Section 26 hereof.

22.  Indemnification

     22.1 Isis to CV. Isis will indemnify and hold harmless CV, its Affiliates and their officers, agents and employees against any claim, loss, damage, penalty, assessment, or expense including reasonable attorneys' fees and the cost of any recall ("Claim") arising directly or indirectly from any breach of any of Isis' warranties under Sections 13 or 20 hereof, or breach of the other obligations or covenants under this Agreement, or for any governmental action taken as a result of any such breach.



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     22.2 CV to Isis. CV will indemnify and hold harmless Isis, its Affiliates and their officers, directors, agents and employees against any Claim arising directly or indirectly from (a) any breach by CV, its Affiliates, or Third Party Distributors of (i) the warranty under
          Section 20 hereof or (ii) the other obligations or covenants under this Agreement, or (b) any negligence, omission, or intentional wrongdoing by CV, its Affiliates or Third Party Distributors in connection with the sale and distribution of the Product, or (c) for any governmental action taken as a result of any such breach or any such act of negligence, omission or intentional wrongdoing.

     22.3 Procedure. In the event that an indemnified party receives notice of, or becomes aware of, a Claim in respect of which indemnity may be sought hereunder, and the indemnified party intends to seek indemnity hereunder, the indemnified party will promptly provide the indemnifying party with notice of such Claim and the intention to seek indemnity. The indemnifying party will have the right, at its option and its own expense, to be represented by counsel of its own choice and to defend against, negotiate, settle or otherwise deal with any such Claim, provided that the indemnifying party will not enter into any settlement or compromise of any such Claim which could lead to liability or create any financial or other obligation on the part of the indemnified party without the indemnified party's prior written consent. The indemnified party may participate in the defense of any Claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of



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          any such Claims. In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Claim the indemnified party will have the right to control the defense or settlement of such Claim with counsel of its choosing provided, however, that the indemnified party will not settle or compromise any such claim without the indemnifying party's prior written consent, which consent will not be unreasonably withheld.

23.  Scientific Publications.

     23.1 Submission and Approval. Any scientific publication or presentation by either party with respect to the Product, including publications relating to clinical studies, will be approved by the other party prior to publication or presentation, such approval not to be unreasonably delayed or withheld. Due regard will be given to each party's legitimate interests, i.e., protection of confidential information, commercialization of the Product, etc. Any proposed publications which are to make public any findings, data or results of the studies relating to the Product will be provided to the other party at least thirty (30) days prior to submission for publication for the other party's approval, except that abstracts may be provided seven (7) days prior to submission for publication.

     23.2 Patent Considerations. If a party, in its reasonable judgment, needs additional time to seek patent or other appropriate protection (the "Patenting Party") for any of the information to be published or presented by the other party (the "Publishing



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          Party"), the Patenting Party will promptly notify the Publishing Party of such need in writing, and the Publishing Party will defer such publication or presentation until such time as the Publishing Party is notified by the Patenting Party that such patent or other appropriate protection has been applied for.

24.  Proprietary Information and Announcements

     24.1 "Proprietary Information." As used herein, "Proprietary Information" will mean all technical, sales or other confidential business information, including the Know-How, related to the subject matter of this Agreement disclosed by one party to the other at any time prior to or during the Agreement Period and identified as confidential, together with all records generated or maintained Isis relating to Product produced for CV. Proprietary Information will not include information which, as demonstrated by competent evidence: (i) was known to the receiving party prior to the disclosure; (ii) was generally available to the public at the time of disclosure or becomes available to the public after disclosure other than through any act or omission of the receiving party in breach of this Agreement; (iii) becomes known to the receiving party as the result of disclosure from a third party under no obligation of secrecy to the other party; or
          (iv) is required to be disclosed by law or pursuant to the disclosure requirements of a governmental agency, provided that the party ordered to disclose the Proprietary Information notifies the party which owns or supplied the Proprietary Information sought to be disclosed



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          pursuant to such request, requirement or order in sufficient time to allow the owner/supplying party to oppose such request, requirement or order.

     24.2 Confidentiality Obligations. During the Agreement Period and for a period of five (5) years after the expiration or earlier termination of this Agreement, neither party will: (i) disclose, publish or make available any Proprietary Information disclosed to it by the other party: (a) to any third party, except to Affiliates which will be bound by the same obligation of confidentiality; or (b) to any employees who do not need to know or have access to such Proprietary Information; or (ii) sell, transfer or otherwise use, except for the purposes herein, any such Proprietary Information. After expiration or earlier termination of this Agreement, each party will return the Proprietary Information of the other party and will destroy all copies thereof, other than records which must be retained as a matter of law.

     24.3 Publicity. During the Agreement Period, neither party will make any press release or other public announcement relating to this Agreement, or otherwise disclose the terms of this Agreement to any third party other than an Affiliate, without the prior written consent of the other party except as required by a court of competent jurisdiction or pursuant to the disclosure requirements of a governmental agency.

25.  Term and Termination

     25.1 Agreement Period. The term of this Agreement will commence as of the Effective Date and will expire fifteen (15) years thereafter, unless previously terminated and notwithstanding any suspension due to a force majeure event under Section 26 hereof. If, at the time of such expiration, CV is continuing to make commercially



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          reasonable efforts to market the Product, it may extend the Agreement for an additional five years, on six months' prior written notice, unless Isis has a reasonable objection thereto.

     25.2 Material Breach. This Agreement may by canceled by either party upon written notice in the event the other party fails to perform a material obligation under this Agreement within thirty (30) days after receiving notice of such failure. If the nature of the failure is such that it cannot be cured within the thirty-day period, no termination will occur provided the defaulting party will have commenced to cure such breach within thirty days and thereafter diligently proceeds to effect and complete such cure within ninety (90) days from the date of the original notice.

     25.3 CV's Option. This Agreement may be terminated by CV pursuant to the provisions of Section 4.2 hereof.

     25.4 Bankruptcy. Either party may terminate this Agreement upon written notice in the event that the other party will file for protection in bankruptcy or will be adjudicated as bankrupt or will make an assignment for the benefit of creditors or will have a receiver, whether appointed by private instrument or court offices, appointed for its property.

     25.5 Survival. Termination or expiration of this Agreement will not relieve either party from the liabilities and obligations approved prior to the Effective Date of



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          termination or expiration, and the provisions of Sections 13, 17, 20,
          22 and 24 hereof will survive any termination or expiration of this Agreement.

     25.6 Post-Termination. All rights to the Patents, Know-How, Product Registrations, and Isis trademarks granted to CV under this Agreement will revert to Isis upon expiration or termination of this Agreement. After the expiration or termination of this Agreement, so long as the termination of the Agreement is not the result of a material breach on the part of CV, its Affiliates and Third Party Distributors, then CV, its Affiliates and Third Party Distributors will have the right to sell all Products released for distribution before such date as well as the right to sell all such Products in the process of manufacture on such date, provided that CV will pay the applicable Supply Price and render reports to Isis with respect to such Product in the manner required hereunder.

26.  Force Majeure

     26.1 Neither party will be liable to the other for loss or damages, or, except as expressly provided in this Agreement, have any right to terminate this Agreement for any default or delay attributable to any cause beyond the reasonable control of that party, including but not limited to, an act of God, flood, fire, explosion, strike, lockout, earthquake, labor dispute, war, revolution, civil commotion, act of a public enemy, blockade, embargo, or governmental action other than one resulting from the act, omission or negligence of a party. In the event such a default or



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          delay occurs, the party affected will notify the other party and will exercise diligent efforts to resume performance of its obligations as soon as possible.

27.  Miscellaneous

     27.1 No Waiver. Failure of either party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances will not be deemed to be a waiver of its right to insist upon such observance or compliance with those or other terms of this Agreement with respect to subsequent breaches of any of the terms of this Agreement.

     27.2 Notices. All notices and demands required or permitted hereunder will be in writing and given by certified or registered mail, postage prepaid or by a nationally recognized express mail service, or hand delivered at the following addresses:

               If to CV:     CIBA Vision Corporation, U.S. Ophthalmics
                             11460 Johns Creek Parkway
                             Duluth, Georgia 30155
                                  Attn: President

                                  cc:   General Counsel
                                        CIBA Vision Corporation
                                        11460 Johns Creek Parkway
                                        Duluth, Georgia 30155

               If to Isis:   Isis Pharmaceuticals, Inc.
                             2292 Faraday Avenue
                             Carlsbad, California 92008
                                  Attn: President

                                  cc:   General Counsel
                                        Isis Pharmaceuticals, Inc.
                                        2292 Faraday Avenue
                                        Carlsbad, California 92008



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          or to such other address as to which either party may notify the other. Notice will be deemed to be effective three (3) days after mailing, or upon receipt if hand delivered or sent by express mail service.

     27.3 Assignment. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld.

     27.4 Governing Law. This Agreement is governed by the laws of the State of New York that are applicable to contracts negotiated, executed and performed within that state.

     27.5 Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court of authority having jurisdiction over either the parties or this Agreement to be invalid, illegal or unenforceable, such provision or provisions will be validly reformed so as to nearly approximate the intent of the parties as possible or, if unreformable, will be divisible and deleted in such jurisdiction; otherwise, this Agreement will continue in full force effect.

     27.6 Independent Contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder will be



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          performed by them as independent contractors. Neither party will incur any debts or make any commitments for the other party, except to the extent specifically provided herein.

     27.7 Entire Agreement/Modification. The terms of this Agreement represent the entire agreement of the parties with respect to the subject matter herein and will not be modified or supplemented except in a written document duly executed by the parties, which document will state that it is an amendment of modification to this Agreement. This Agreement will prevail in the event of any inconsistencies between it and the terms of any purchase order, acknowledgment, invoice or other form utilized by the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year indicated below.

CIBA VISION CORPORATION                ISIS PHARMACEUTICALS, INC.


By: Stephen M. Martin                  By: B. Lynne Parshall
Title: President                       Title: Executive Vice President
Date: July 10, 1997                    Date: July 10, 1997



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                   Attachment for Ciba Vision - Isis Agreement
                                    Exhibit A

                     [*CONFIDENTIAL TREATMENT REQUESTED FOR
                          ENTIRE CONTENTS OF EXHIBIT A]

                                    Exhibit B

                     [*CONFIDENTIAL TREATMENT REQUESTED FOR
                          ENTIRE CONTENTS OF EXHIBIT B]



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